UNITED STATES SEC File Number

SECURITIES AND EXCHANGE COMMISSION 000-29097

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One) X Form 10-K __ Form 20-F __ Form 11-K __ Form 10-Q____

For Period Ended: January 31, 2001

[X ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period

Ended;__January 31, 2001___

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above,

identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Cantronics, Corporation

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(Full Name of Registrant)

Solo & Hurst, Inc.

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(Former Name if Applicable)

116-3823 Henning Drive -

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(Address of Principal Executive Office (STREET AND NUMBER)

Burnaby, British Columbia, Canada V5C 6P3

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(City, State and Zip Code)

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b),

the following should be completed. (Check appropriate box)

X (a) The reasons described in reasonable detail in Part III of this

- --- form could not be eliminated without unreasonable effort or expense;

X (b) The subject annual report, semi-annual report, transition

- --- report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or

portion thereof, will be filed on or before the fifteenth

calendar day following the prescribed due date; or the

subject quarterly report of transition report on Form 10-Q,

or portion thereof will be filed on or before the fifth

calendar day following the prescribed due date; and

__ (c) The accountant's statement or other exhibit required by Rule

12b-25(c) has been attached if applicable.

PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K,

or the transition report or portion thereof, could not be

filed with the prescribed time period. (Attach Extra Sheets if Needed)

DUE TO ACQUISITION REGISTRANT'S FINANCIAL STATEMENTS HAVE NOT BEEN FINALIZED.

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PART IV - OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

Joe Pittera 310 328-3588

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).

XX Yes __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes X No

--- ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

As a result of a reverse merger, registrant recently became an operating entity after having been inactive for a number of years.

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Cantronics Corporation

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date April, 30, 2001 By /s/ James Zahn

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President